UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 28, 2010, Barnes & Noble, Inc. sent the following letter to shareholders:

October 28, 2010

Dear Shareholder:

We are very pleased that shareholders demonstrated their support for Barnes & Noble’s Shareholder Rights Plan at our September 28th Annual Meeting by voting down a proposal to weaken it—but we need your support again for another important vote.

When the Board adopted the Rights Plan last November, we promised to give shareholders the opportunity to vote to ratify the Board’s adoption of the Plan within 12 months. That opportunity will come at a special meeting of shareholders on November 17th.

As you may recall, the Rights Plan was adopted after an investor rapidly accumulated nearly 20% of Barnes & Noble stock. A second investor soon thereafter accumulated over 17% of Barnes & Noble stock, at one point giving those two investors as much as 37% of Barnes & Noble’s stock in total. We believe that further unchecked accumulation of stock could put shareholders at risk, and we continue to believe the Rights Plan is a critical protection for your investment in Barnes & Noble. The Rights Plan protects investors by limiting a shareholder’s ability to acquire more than 20% of Barnes & Noble stock without Board approval—and preventing two or more parties from teaming up to take control of your company without making an offer to pay all shareholders full value.

We believe keeping the Rights Plan in place is especially critical because an independent Special Committee of the Board is currently reviewing strategic alternatives to maximize shareholder value. The Special Committee’s process is designed to treat all potential bidders for the Company equally. Eliminating the Rights Plan now would allow bidders to circumvent that process and could deny shareholders the opportunity to receive the very premium that the Special Committee is working hard to achieve.

We believe the Special Committee’s strategic review is the best way to get you the premium you deserve—and ratifying the Rights Plan will protect the Special Committee process.

The Board recommends that you use the enclosed WHITE proxy card to vote FOR ratification of the Rights Plan. Your vote is important—no matter how many shares you own. Just follow the easy instructions on the enclosed WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

We appreciate your continued support.

The Board of Directors of Barnes & Noble

The Shareholder Rights Plan provides important protections for the Special Committee’s process by encouraging potential acquirors to approach the Board and negotiate a transaction that is in the best interests of the Company and all of its shareholders. Without the Rights Plan, one or more parties could gain control of Barnes & Noble outside of the Special Committee’s strategic review process without paying a control premium to all shareholders.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

www.bn2010specialmeeting.com

Important Information

On October 28, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the special meeting of shareholders scheduled to be held on November 17, 2010 and is mailing the definitive proxy statement to its shareholders. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.